150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20150161463-29
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 04/08/2015 12:25 PM
	Entity Number E0587712010-9

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

EVENTURE INTERACTIVE, INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Series A Super-Voting Preferred Stock: 1,000,000 shares, par value $0.001 per share

The complete resolution of the Board of Directors and Certificate of Designation setting forth the voting powers, designations, preferences, limitations, restrictions and relative rights of the Series A Super-Voting Participating Preferred Stock are set forth in their entirety on the attached Exhibit A which is incorporated herein by this reference.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 1-5-15

EXHIBIT A

CERTIFICATE OF DESIGNATION

of

SERIES A SUPER-VOTING PREFERRED STOCK

of

EVENTURE INTERACTIVE, INC.

Pursuant to Nevada Revised Statute 78.1955

The undersigned, Gannon Giguiere, DOES HEREBY CERTIFY that:

(A) he is the President of Eventure Interactive, Inc., a Nevada corporation (the "Company");

(B) the Articles of Incorporation of the Company authorize the Company to issue ten million (10,000,000) shares of Preferred Stock, and authorizes the Board of Directors of the Company to (1) provide for the issuance of the Preferred Stock from time to time in one or more series, each of said series to be distinctly designated and all shares of any one series to be alike in every particular and (2) fix or alter the number of shares constituting each series and the designation thereof, and the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices and the liquidation preferences of each such series; and

(C) the Board of Directors of the Company adopted the following resolution on April 8, 2015 by unanimous written consent, and such resolution has not been rescinded or amended and is in full force and effect as of the date hereof:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors (the "Board") of Eventure Interactive, Inc., a Nevada corporation (the "Company"), by the provisions of the Articles of Incorporation of the Company (as amended from time to time, the "Articles of Incorporation"), there hereby is created, out of the ten million (10,000,000) shares of Preferred Stock, $0.001 par value (the "Preferred Stock"), authorized in Section 3.1 of the Articles of Incorporation, a series of Preferred Stock of the Company consisting of one million (1,000,000) shares, having the following designations, preferences, relative, participating, optional and other special rights, voting powers, qualifications, limitations and restrictions:

SERIES A SUPER-VOTING PREFERRED STOCK

1. Designation and Amount. The shares of such series shall be designated as "Series A Super-Voting Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting such series shall be one million (1,000,000). Such number of shares may be increased by resolution of the Board of Directors.

2. Voting Rights.

2.1 General. On all matters presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the equivalent of 1,000 common stock votes for each share of Series A Preferred Stock held as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law, by the other provisions of the Articles of Incorporation or this Certificate of Designation, holders of Series A Preferred Stock shall vote together with the holders of Common Stock on all such matters as if they were members of a single class.

2.2 Election of Directors. The holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Company (the "Series A Directors") and the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Company. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series A Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 2.2, then any directorship not so filled shall remain vacant until such time as the holders of the Series A Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Company other than by the stockholders of the Company that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series A Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Company. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 2.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 2.2.

2.3 Series A Preferred Stock Protective Provisions. At any time when shares of Series A Preferred Stock shares are outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least fifty percent (50%) of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

2.3.1 liquidate, dissolve or wind-up the business and affairs of the Company, effect any merger or consolidation or any other similar event, or consent to any of the foregoing;

2.3.2 amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Company in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock;

2.3.3 create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Company, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Company, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary; or

2.3.4 increase or decrease the authorized number of directors constituting the Company's board of directors.

3. Redemption. The shares of Series A Preferred Stock shall not be redeemable.

4. Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least fifty (50%) of the shares of Series A Preferred Stock then outstanding.

5. **Other Rights.** Except as otherwise stated herein, there are no other rights, privileges, or preferences attendant or relating to in any way the Class A Preferred Stock, including by way of illustration but not limitation, those concerning dividend, ranking, conversion, other redemption, participation, or anti-dilution rights or preferences.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation as of this 8th day of April, 2015, and affirms that this Certificate of Designation is his act and deed and that the statements contained herein are true under penalties of perjury.

EVENTURE INTERACTIVE, INC

By: ______________________
Name: Gannon Giguiere
Title: President